Exhibit 4.1

SUPPLEMENTAL INDENTURE,
dated as of September 28, 2018,
among
INTERVAL ACQUISITION CORP.
The Guarantor Party Hereto
and
HSBC BANK USA, NATIONAL ASSOCIATION,
as Trustee
5.625% Senior Notes due 2023

KE 57169265.6

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of September 28, 2018, among INTERVAL ACQUISITION CORP., a Delaware corporation (the “Issuer”), MARRIOTT VACATIONS WORLDWIDE CORPORATION, a Delaware corporation (the “Undersigned”), and HSBC BANK USA, NATIONAL ASSOCIATION, as trustee (the “Trustee”).
RECITALS
WHEREAS, the Issuer, ILG, LLC (formerly Interval Leisure Group, Inc.), a Delaware limited liability company and the parent company of the Issuer (“ILG”), the other Guarantors party thereto and the Trustee entered into an Indenture, dated as of April 10, 2015 (as amended, supplemented or otherwise modified through the date hereof, the “Indenture”), relating to the Issuer’s 5.625% Senior Notes due 2023 (the “Notes”);
WHEREAS, ILG was acquired by the Undersigned through a series of business combinations pursuant to that certain Agreement and Plan of Merger, dated as of April 30, 2018, by and among the Undersigned, ILG and certain other entities party thereto;
WHEREAS, Section 9.01(d) of the Indenture provides that the Issuer and the Trustee may amend the Indenture or the Notes without notice to or consent of any Noteholder to add Guarantees with respect to the Notes.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:
Section 1.Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
Section 2.The Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.
Section 3.This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 4.This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.
Section 5.This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together.
Section 6.The recitals and statements herein are deemed to be those of the Issuer and the Undersigned and not the Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the Guarantee provided by the Guarantor party to this Supplemental Indenture.

KE 57169265.6

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
INTERVAL ACQUISITION CORP., as Issuer

By:	/s/ John E. Geller, Jr.
Name: John E. Geller, Jr.
Title: Executive Vice President and

Chief Financial Officer

MARRIOTT VACATIONS WORLDWIDE CORPORATION, as Guarantor

By:	/s/ Joseph J. Bramuchi
Name: Joseph J. Bramuchi
Title: Vice President

[Signature Page to Supplemental Indenture]

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Deirdra N. Ross
Name: Deirdra N. Ross
Title: Vice President

[Signature Page to Supplemental Indenture]